UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4)*

                       Span-America Medical Systems, Inc.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                   846396109
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                                 (CUSIP Number)

                          The Estate of Jerry Zucker
                         c/o The Inter Tech Group, Inc.
                            Post Office Box 5205
                          North Charleston, SC 29405
                                 (843) 744-5174
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                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                                with a copy to:
                            George S. King, Jr., Esq.
                          Haynsworth Sinkler Boyd, P.A.
              Post Office Box 11889, Columbia, South Carolina 29211
                                 (803) 779-3080

                                April 12, 2008
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             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [ ].

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D
CUSIP NO.  846 396 109                                               PAGE 2 OF 3

1. NAME OF REPORTING PERSON

    Jerry Zucker
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2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [ ]
                                                                    (b) [ ]
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3. SEC USE ONLY

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4. SOURCE OF FUNDS

       PF, OO
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5.   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d)
     or 2(e) [ ]
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6. CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
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NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

     7. SOLE VOTING POWER

          208,800
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     8. SHARED VOTING POWER

          0
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     9. SOLE DISPOSITIVE POWER

          208,800
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     10. SHARED DISPOSITIVE POWER

          0
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11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     208,800
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12.  CHECK IF THE  AGGREGATE  AMOUNT IN ROW (11)  EXCLUDES  CERTAIN  SHARES (See
     Instructions ) [ ]
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13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     7.5%
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14.  TYPE OF REPORTING PERSON (See Instructions) IN
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
                                                                     PAGE 3 OF 3

Item 5 of the Schedule 13D filed by Jerry Zucker with respect to his ownership of the common stock of Span-America Medical Systems, Inc., as amended, is hereby amended to add following:

Item 5. Interest in Securities of the Issuer

     (e) In 2007 Mr Zucker transferred the 208,800 shares of common stock of the Issuer as to which this filing relates to a trust of which he was then the sole trustee. Upon the death of Mr. Zucker on April 12, 2008, Anita G. Zucker became the sole trustee of the trust and thereby acquired, as trustee, the shares of common stock as to which this filing relates.






                                    Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: May 13, 2008

                                   s/ Anita G. Zucker
                                   ---------------------------------------------
                                   Anita G. Zucker
                                   Personal Representative of the
                                   Estate of Jerry Zucker